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                                                                  EXHIBIT 10(d)
                           SOUTHSIDE BANCSHARES CORP.

                             DEFERRED COMPENSATION

                               PLAN FOR DIRECTORS

                                   ARTICLE I

                                  Definitions

         Section 1.1 "Additions" means all amounts credited to the Director's Deferred Compensation Account pursuant to Article IV herein.

         Section 1.2 "Beneficiary" means any person (including but not limited to any trust, estate, fiduciary, corporation, foundation, but excluding the Director) designated by the Director in a written document delivered to the Corporation to receive any benefit under this Plan after the death of the Director or if, for any reason, such designation shall be legally ineffective, then in any of said events the amounts which would have been paid to the designated living beneficiary shall be paid to the estate of the Director.

         Section 1.3. "Board of Directors" means the Board of Directors of Southside Bancshares Corp.

         Section 1.4. "Committee" means the Executive Committee of Southside Bancshares Corp.

         Section 1.5. "Compensation" means the retainer and fees payable to a Director for his services to the Corporation in such capacity during the Plan Year excluding any amounts paid for services as an employee of the Corporation.

         Section 1.6.             "Corporation" means Southside Bancshares
Corp.

         Section 1.7. "Deferral Amount" means the Compensation which a Director elects to defer under the Plan for any Plan Year.

         Section 1.8. "Deferred Compensation Account" means a bookkeeping account maintained by the Corporation for the Directors which reflects accumulated Deferral Amounts of the Directors, plus Additions thereto calculated as set forth in Article IV herein.

         Section 1.9. "Director" means a member of the Board of Directors of the Corporation.

         Section 1.10.            "Effective Date" means April 25, 1996.
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         Section 1.11.     "Normal Retirement" means termination of a
Director's service to the Corporation in such capacity for reasons other than death.

         Section 1.12. "Plan" means the Southside Bancshares Corp. Deferred Compensation Plan for Directors.

         Section 1.13. "Plan Year" means the period commencing on the Effective Date and ending December 31, 1996 and any twelve-month period commencing January 1, thereafter.

                                   ARTICLE II

                                  ELIGIBILITY

         Section 2.1 A Director is eligible to participate in the Plan if he completes a Participant Agreement indicating his agreement to the terms of the Plan, a form of which is attached hereto as Exhibit A.

                                  ARTICLE III

                            DEFERRAL OF COMPENSATION

         Section 3.1 A Director shall have the right to elect annually to defer all or a portion of his Compensation for the Plan Year; provided, however, that, with respect to the Plan Year commencing on the Effective Date, such deferral shall be limited to Compensation payable to the Director after April 24, 1996, and a Director who first becomes entitled to Compensation during a Plan Year may elect to defer all or a portion of his Compensation for such Plan Year and such deferral shall be limited to Compensation payable to the Director following his entitlement.

         Section 3.2 The Director shall notify the Corporation of his election to defer for any Plan Year by completing an Annual Election Form, a form of which is attached hereto as Exhibit B.

         Section 3.3 To be effective, the Annual Election Form for the Plan Year commencing on the Effective Date must be received by the Corporation on or before April 25, 1996, or, in the case of a Director who first becomes entitled to Compensation during a Plan Year, such Annual Election Form must be received prior to such entitlement. Thereafter, the Annual Election Form must be received before the first day of the Plan Year to which the election relates.

         Section 3.4 An election to defer for any Plan Year shall be irrevocable.

         Section 3.5 The Deferred Amount shall be credited to a Director's Deferred Compensation Account as a cash amount on the date the Deferral Amount would otherwise have been paid to the Director.

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                                   ARTICLE IV

                         ADDITIONS TO DEFERRAL AMOUNTS

         Section 4.1. The Corporation on the Friday following the fourth Thursday of each month will credit the Director's Deferred Compensation Account with interest Additions thereon. Interest Additions shall be calculated by multiplying the cash balance of the Deferred Compensation Account as of the Wednesday preceding the fourth Thursday of each month by a rate equal to one-twelfth (1/12) of the effective interest rate on such date for United States Treasury Bills with a one-year maturity.

                                   ARTICLE V

                       BENEFITS RESULTING FROM DEFERRALS

         Section 5.1. Upon the Normal Retirement or death, or both, of the Director, the amount credited to the Director's Deferred Compensation Account shall be payable to the Director in the manner provided by Article V.

         Section 5.2. At the time of executing his Participation Agreement, a Director must elect to receive amounts credited to his Deferred Compensation Account under one of the following benefit payment schedules:

                 (a) one lump sum, payable not later than thirty (30) days after the Director's Normal Retirement; or

                 (b) a series of substantially equal yearly installments over a five (5) year period, payable each January following the Director's Normal Retirement.

         Section 5.3. Upon the death of a Director, the amount credited to the Director's Deferred Compensation Account not yet distributed shall be payable to the Director's Beneficiary in a lump sum no later than thirty (30) days after the date the Corporation receives notice of the Director's death.

                                   ARTICLE VI

                                 ADMINISTRATION

         Section 6.1.    The Plan shall be administered by the
Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, including the power, in its sole discretion, to accelerate the payment of benefits under the Plan to any Director or Beneficiary.

         Section 6.2. The Committee shall, with respect to the general management of the Plan, have the sole, final and absolute right to reconcile any inconsistency in the Plan, to interpret and construe the provisions of the Plan in all particulars in such manner and to such extent as it deems proper and to





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take all action and make all decisions and determination necessary under the
Plan or in connection with its administration, interpretation and application. Any interpretation or construction placed upon any term or provision of the Plan by the Committee, any decision of the Committee with regard to the rights of a Director, former Director or Beneficiary or any other person, any reconciliation of an inconsistency in the Plan made by the Committee and any other action, determination or decision whatsoever taken by the Committee, shall be final, conclusive and binding upon all persons or parties interested or concerned in the Plan.

                                  ARTICLE VII

                                 MISCELLANEOUS

         Section 7.1. The Corporation shall maintain a record of each Director's accumulated Deferral Amounts and Additions thereto by means of a Deferred Compensation Account.

         Section 7.2. Nothing contained in this Plan and no section taken pursuant to the provisions thereof shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and the Director, the Director's Beneficiary or any other person.

         Section 7.3. To the extent that any person acquires the right to receive payment of benefits from the Corporation under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Corporation.

         Section 7.4. Neither the Director, his Beneficiary, heirs, assigns, trust, estate, nor any other person claiming through or under the Director shall have any right to commute, encumber or dispose of the right to receive payments hereunder, all of which payments and the right thereto are expressly declared to be nonassignable and any such attempt at assignment shall be void and of no effect.

         Section 7.5. No provision of this Plan nor any action taken hereunder shall be construed as giving the Director any right to be retained by the Corporation.

         Section 7.6.    The Corporation shall, to the extent
permitted by law, have the right to deduct from any payments of any kind with respect to the benefit otherwise due to the Director any Federal, state or local taxes of any kind required by law to be withheld from such payments.

         Section 7.7. The Plan shall be governed and construed in accordance with the laws of the State of Missouri. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.





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                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

         Section 8.1. The Board of Directors will have full power and authority to amend, modify, alter or terminate this Plan in whole or in part; provided, however, that any such termination, modification or amendment shall not terminate or diminish any rights or benefits accrued by a Director under this Plan as of the effective date of any such termination, modification or amendment.





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